EXHIBIT 8.3(b)

SUPPLEMENT TO PARTICIPATION AGREEMENT

DATED AS OF JANUARY 1, 1997

(as amended and supplemented from time to time)

AMONG

DWS VARIABLE SERIES II (“DWSVS II”) (formerly Kemper Investors Fund)

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. (formerly Zurich Kemper Investments, Inc.)

DWS SCUDDER DISTRIBUTORS, INC. (formerly Kemper Distributors, Inc.)

AND

KEMPER INVESTORS LIFE INSURANCE COMPANY (“Company”)

Effective November 3, 2006, the Money Market VIP Portfolio of DWS Variable Series I merged into the DWS Money Market VIP Portfolio of DWSVSII.

The parties hereto agree that, effective November 3, 2006, the Participation Agreement is amended to make shares of the following additional Designated Portfolio available for purchase by the Company on behalf of such Separate Accounts and Contracts as may be necessary or appropriate in connection with the merger related thereto.

Acquired Portfolio Currently a Designated Portfolio	Surviving Portfolio to be Added as a Designated Portfolio	Class
Money Market VIP, a series of DWS Variable Series I	DWS Money Market VIP, a series of DWSVS II	A

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed as of this 22nd day of January, 2007.

Kemper Investors Life Insurance Company		Deutsche Investment Management Americas Inc.

By:	/s/ Diane C. Davis	By:	/s/ Phillip Collora
Title:	President & COO	Title:	Director

DWS Variable Series II		DWS Scudder Distributors, Inc.

By:	/s/ Phillip Collora	By:	/s/ Phillip Collora
Title:	Vice President	Title:	Assistant Secretary